Exhibit 107.1

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Virax Biolabs Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)(2)(3)	Proposed Maximum Offering Price Per Unit (4)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary Shares	-		-	-		-	-	-
Fees to be paid	Equity	Preferred Shares	-		-	-		-	-	-
Fees to be paid	Debt	Debt Securities	-		-	-		-	-	-
Fees to be paid	Other	Warrants	-		-	-		-	-	-
Fees to be paid	Other	Units	-		-	-		-	-	-
Fees to be paid	Other	Rights	-		-	-		-	-	-
Fees to be paid	Unallocated (Universal) Shelf	-	457(o)		(1)	(5)	$30,000,000			$4,428
Fees to be paid	Equity	Ordinary Shares, par value $0.0001 per share	457	(c)	15,195,292	$0.22	$3,342,964.24		$0.00014760	$493.43
	Total Offering Amounts						$ 33,342,964.24		0.00014760	$4,921.43
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$4,921.43

(1)

The registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed $30,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder. Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities.

(2)	Represents the maximum number of ordinary shares offered by the Selling Shareholders named in this Registration Statement.

(3)

This Registration Statement includes an indeterminate number of additional ordinary shares issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding ordinary shares. In the event of a stock split, stock dividend or similar transaction involving our ordinary shares, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)

Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $0.23 (high) and $0.21 (low) sale price of the ordinary shares as reported on the Nasdaq Capital Market on November 29, 2023.

(5)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure (2)(A)(iii)(b) of Form F-3 under the Securities Act.